Exhibit 99.1

N  E  W  S     R  E  L  E  A  S  E

Contacts:	Kate Fitzsimons Investor Relations ir@footlocker.com Dana Yacyk Corporate Communications mediarelations@footlocker.com

FOOT LOCKER, INC. REPORTS Fourth QUARTER 2023 RESULTS; ISSUES 2024 OUTLOOK

●   Total Sales Increased 2.0%; Comparable Sales Decreased 0.7%

●   Foot Locker and Kids Foot Locker North America Comparable Sales Increased +5.2%

●   EPS Loss of $4.13 and Non-GAAP EPS Income of $0.38

●   Inventory Decreased 8.2% Year-over-Year

●   Anticipates Return to Positive Comparable Sales Growth and EBIT Margin Expansion in 2024

●   2024 Non-GAAP EPS Guidance of $1.50-$1.70 including a Non-Recurring Charge of $0.10

●   Provides Update on Timing to Achieve Lace Up Plan Financial Targets

NEW YORK, NY, March 6, 2024 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported financial results for its fourth quarter ended February 3, 2024.

Mary Dillon, President and Chief Executive Officer, said, “We are pleased to report fourth quarter results ahead of our expectations, including meaningfully accelerated sales trends relative to the third quarter, earnings per share that exceeded our guidance range, and improvements across multiple KPIs. As we continued to deliver on the strategic imperatives of our Lace Up Plan, we built significant momentum through the holiday season, driven by full-price selling in addition to compelling promotions. We also proactively reinvested in markdowns to end the year with leaner inventory levels compared to our expectations.”

Ms. Dillon continued, “As we continue evolving into a modern, omnichannel retailer for ‘all things sneakers,’ we are making important progress strengthening our brand partnerships, increasing customer engagement, transforming our real estate footprint, and driving growth in digital. We are especially excited about strengthening our basketball leadership position, including a successful activation at NBA All-Star 2024. To further build on our progress, we are leaning into strategic investments in digital, store experience, loyalty, and brand-building in 2024. The Foot Locker brand will celebrate its 50th anniversary later this year, and we are confident that our Lace Up Plan is positioning the Company for longer-term sustainable growth and shareholder value creation, while laying the right foundation for our next 50 years of success.”

Fourth Quarter Results

●	Total sales inclusive of the 53rd week increased by 2.0%, to $2,380 million, as compared with sales of $2,334 million in the fourth quarter of 2022. Excluding the effect of foreign exchange rate fluctuations, total sales for the fourth quarter increased by 1.5%.

●	Comparable sales decreased by 0.7%, driven by a 210 basis-point impact from repositioning the Champs Sports banner, consumer softness, and changing vendor mix. Importantly, combined comparable sales increased 5.2% in the Foot Locker and Kids Foot Locker North American banners.

Please refer to the Sales by Banner table below for detailed sales performance by banner and region.

●	Gross margin declined by 350 basis points as compared with the prior-year period, primarily as a result of higher markdowns, partially offset by occupancy leverage.

●	SG&A as a percentage of sales increased by 10 basis points compared with the prior-year period, with savings from the cost optimization program more than offset by inflation and investments in front-line wages and technology.

●	Fourth quarter net loss was $389 million, as compared with net income of $19 million in the corresponding prior-year period. On a Non-GAAP basis, net income was $36 million, as compared with $92 million in the corresponding prior-year period.

●	Fourth quarter diluted loss per share was $4.13, as compared with earnings per share of $0.20 in the fourth quarter of 2022. Fourth quarter results include a $0.12 contribution from the 53rd week of 2023. Non-GAAP earnings per share decreased to $0.38 in the fourth quarter, as compared with $0.97 in the corresponding prior-year period.

●	Non-GAAP results exclude, among other items, non-cash charges of $478 million related to the Company’s minority investments and $75 million related to the Company’s partial settlement of its pension plan obligations. The Company assesses the carrying value of its minority investments for impairment whenever events or circumstances indicate that the carrying value may not be recoverable. The pension settlement charge of $75 million represents the acceleration of losses that were previously deferred. As part of efforts to reduce pension plan obligations, the Company transferred the plan’s registered assets and liabilities to an insurance company through the purchase of a group annuity contract, under which an insurance company is required to directly pay and administer pension payments to certain pension plan participants, or their designated beneficiaries.

See the tables below for the reconciliation of Non-GAAP measures.

Balance Sheet

At quarter-end, the Company had cash and cash equivalents of $297 million, and total debt was $447 million.

As of February 3, 2024, the Company’s merchandise inventories were $1,509 million, 8.2% lower than at the end of the fourth quarter last year. Excluding the effect of foreign currency fluctuations, merchandise inventories decreased by 7.8% as compared with the fourth quarter of last year.

Store Base Update

During the fourth quarter, the Company opened 29 new stores, remodeled, or relocated 66 stores, and closed 113 stores.

As of February 3, 2024, the Company operated 2,523 stores in 26 countries in North America, Europe, Asia, Australia, and New Zealand. In addition, 202 licensed stores were operating in the Middle East and Asia.

2024 Financial Outlook and Update on Timing to Achieve Lace Up Financial Targets and Capital Allocation

Mike Baughn, Executive Vice President and Chief Financial Officer, said, “We maintain conviction in the longer-term earnings potential that our Lace Up plan will generate and reiterate the 8.5-9% EBIT margin target communicated at our March 2023 Investor Day. Given our lower starting point exiting 2023, we expect a two-year delay in achieving that goal and now see reaching that target by 2028.”

Mr. Baughn continued, “As our margins and cash flows improve, we will continue to prioritize investing in our business, and enhancing financial flexibility to continue to support our strategic objectives. In that context, 2024 will serve as a cash rebuilding year, and we, therefore, are not resuming a dividend at this time. We are confident, however, that our strategy will unlock longer-term shareholder value, including a return to quarterly dividends and share repurchases over time.”

The Company’s full year 2024 outlook, representing the 52 weeks ending February 1, 2025, is summarized in the table below.

Note that the Company’s full-year EPS guidance includes an approximate $0.10 non-recurring charge in the second quarter of 2024 from the anticipated rollout to the rest of North America of its enhanced FLX loyalty program. This charge is anticipated as loyalty points will be converted into additional benefits for the Company’s customers.

Metric	Full Year 2024 Guidance	Commentary
Sales Change	-1.0% to +1.0%	~1% annual headwind from lapping 53rd week in 2023
Comparable Sales Change	+1.0 to +3.0%
Store Count Change	Down ~4%
Square Footage Change	Down ~1%
Licensing Revenue	~$17 million
Gross Margin	29.8% to 30.0%	Lower markdowns year-on-year
SG&A Rate	24.4% to 24.6%	Ongoing investment spending
D&A	$210 to $215 million
EBIT Margin	2.8% to 3.2%
Net Interest	~$12 million
Non-GAAP Tax Rate	35.0%-36.0%
Non-GAAP EPS	$1.50-$1.70
Adj. Capital Expenditures*	$345 million

* Adjusted Capex includes capitalized Technology expense

The Company provides earnings guidance only on a non-GAAP basis and does not provide a reconciliation of the Company’s forward-looking EBIT, capital expenditures, and diluted earnings per share guidance to the most directly comparable GAAP financial measures because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations.

Conference Call and Webcast

The Company will host a conference call at 9:00 a.m. ET today, March 6, 2024, to review its fourth quarter 2023 results and provide an update on the business. An investor presentation will be available on the Investor Relations section of the Company’s corporate website before the start of the conference call. The call may be accessed live by calling toll-free 1-844-701-1163 or international toll 1-412-317-5490, or via footlocker-inc.com. Please log on to the website 15 minutes prior to the call to register. An archived replay of the conference call will be accessible approximately one hour following the end of the call through March 20, 2024 by calling 1-877-344-7529 in the U.S., 1-855-669-9658 in Canada, and 1-412-317-0088 internationally with passcode 5612202. A webcast replay will also be available at footlocker-inc.com.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, financial outlook, and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors, which are detailed in the Company’s filings with the U.S. Securities and Exchange Commission.

These forward-looking statements are based largely on our expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. For additional discussion regarding risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in the Company’s Annual Report on Form 10-K for the year ended January 28, 2023, filed on March 27, 2023. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update the forward-looking statements, whether as a result of new information, future events, or otherwise.

Condensed Consolidated Statements of Operations

(unaudited)

Periods ended February 3, 2024 and January 28, 2023

(In millions, except per share amounts)

	Fourth Quarter		Year-to-Date
	2023	2022	2023	2022
Sales	$2,380	$2,334	$8,154	$8,747
Licensing revenue	4	3	14	12
Total revenue	2,384	2,337	8,168	8,759

Cost of sales	1,746	1,632	5,895	5,955
Selling, general and administrative expenses	533	521	1,852	1,903
Depreciation and amortization	51	51	199	208
Impairment and other	21	74	80	112
Income from operations	33	59	142	581

Interest expense, net	(2)	(2)	(9)	(15)
Other (expense) income, net	(555)	(9)	(556)	(42)
(Loss) income from continuing operations before income taxes	(524)	48	(423)	524
Income tax (benefit) expense	(135)	26	(93)	180
Net (loss) income from continuing operations	(389)	22	(330)	344
Net loss from discontinued operations, net of tax	—	(3)	—	(3)
Net (loss) income	(389)	19	(330)	341
Net loss attributable to noncontrolling interests	—	—	—	1
Net (loss) income attributable to Foot Locker, Inc.	$(389)	$19	$(330)	$342

Diluted earnings per share
(Loss) earnings per share from continuing operations attributable to Foot Locker, Inc.	$(4.13)	$0.24	$(3.51)	$3.62
Net loss per share from discontinued operations, net of tax	$—	$(0.04)	$—	$(0.04)
Net (loss) earnings per share attributable to Foot Locker, Inc.	$(4.13)	$0.20	$(3.51)	$3.58

Weighted-average diluted shares outstanding	94.4	94.9	94.2	95.5

Non-GAAP Financial Measures

In addition to reporting the Company’s financial results in accordance with generally accepted accounting principles (“GAAP”), the Company reports certain financial results that differ from what is reported under GAAP. Non-GAAP financial measures that will be presented will exclude (i) gains or losses related to our minority investments, (ii) impairments and other, and (iii) certain tax matters that we believe are nonrecurring or unusual in nature.

Certain financial measures are identified as non-GAAP, such as sales changes excluding foreign currency fluctuations, adjusted income before income taxes, adjusted net income, and adjusted diluted earnings per share. We present certain amounts as excluding the effects of foreign currency fluctuations, which are also considered non-GAAP measures. Where amounts are expressed as excluding the effects of foreign currency fluctuations, such changes are determined by translating all amounts in both years using the prior-year average foreign exchange rates. Presenting amounts on a constant currency basis is useful to investors because it enables them to better understand the changes in our business that are not related to currency movements.

These non-GAAP measures are presented because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core business or affect comparability. In addition, these non-GAAP measures are useful in assessing our progress in achieving our long-term financial objectives and are consistent with how executive compensation is determined.

Non-GAAP Reconciliation

(unaudited)

Periods ended February 3, 2024 and January 28, 2023

(In millions, except per share amounts)

We estimate the tax effect of all non-GAAP adjustments by applying a marginal tax rate to each item. The income tax items represent the discrete amount that affected the period. The non-GAAP financial information is provided in addition, and not as an alternative, to our reported results prepared in accordance with GAAP. The various non-GAAP adjustments are summarized in the tables below.

Reconciliation of GAAP to non-GAAP results:

	Fourth Quarter		Year-to-Date
	2023	2022	2023	2022
Pre-tax income:
(Loss) income from continuing operations before income taxes	$(524)	$48	$(423)	$524
Pre-tax adjustments excluded from GAAP:
Impairment and other (1)	21	74	80	112
Other expense / income (2)	554	9	548	41
Adjusted income before income taxes (non-GAAP)	$51	$131	$205	$677

After-tax income:
Net (loss) income attributable to Foot Locker, Inc.	$(389)	$19	$(330)	$342
After-tax adjustments excluded from GAAP:
Impairment and other, net of income tax benefit of $7, $11, $18, and $21 million, respectively (1)	14	63	62	91
Other expense / income, net of income tax benefit of $143, $2, $142, and $9 million, respectively (2)	411	7	406	32
Net loss from discontinued operations, net of income tax benefit of $-, $1, $-, and $1, respectively (3)	—	3	—	3
Tax reserves benefit / charge (4)	—	—	(4)	5
Adjusted net income (non-GAAP)	$36	$92	$134	$473

	Fourth Quarter		Year-to-Date
	2023	2022	2023	2022
Earnings per share:
(Loss) earnings per share attributable to Foot Locker, Inc.	$(4.13)	$0.20	$(3.51)	$3.58
Diluted EPS amounts excluded from GAAP:
Impairment and other (1)	0.15	0.66	0.66	0.95
Other expense / income (2)	4.36	0.07	4.31	0.33
Net loss from discontinued operations (3)	—	0.04	—	0.04
Tax reserves benefit / charge (4)	—	—	(0.04)	0.05
Adjusted diluted earnings per share (non-GAAP)	$0.38	$0.97	$1.42	$4.95

Notes on Non-GAAP Adjustments:

(1)

For the fourth quarter of 2023, impairment and other included $11 million of impairment of long-lived assets and right-of-use assets and accelerated tenancy charges. These were incurred as part of the Company's annual review of underperforming stores and the planned wind down of its U.S. atmos stores, partially offset by a net benefit from the settlement of lease obligations associated with Sidestep store closures. In addition, the Company recorded intangible asset impairment of $9 million on an atmos tradename and reorganization costs of $5 million. These charges were partially offset by a $4 million reduction in the fair value of the atmos contingent consideration liability.

For fiscal year 2023, impairment and other included impairment charges of $30 million from a review of underperforming stores and accelerated tenancy charges on right-of-use assets for closures of the Sidestep banner and certain Foot Locker Asia stores. Additionally, the Company incurred transformation consulting expense of $27 million and reorganization costs of $17 million primarily related to severance and the closures of the Sidestep banner, certain Foot Locker Asia stores, and a North American distribution center. The fiscal year also included the atmos intangible asset impairment of $9 million, partially offset by the $4 million reduction in the fair value of the atmos contingent consideration.

Non-GAAP Reconciliation

(unaudited)

Periods ended February 3, 2024 and January 28, 2023

(In millions, except per share amounts)

Notes on Non-GAAP Adjustments (continued):

For the fourth quarter of 2022, impairment and other charges included $53 million of impairment of long-lived assets and right-of-use assets and accelerated tenancy charges. These were incurred as a result of the Company's planned wind down of the Sidestep banner, a review of underperforming stores, and the continued wind down of the remaining Footaction stores. Additionally, the Company recorded $20 million of primarily severance costs related to a reorganization, $15 million of transformation consulting, $9 million of litigation costs related to an employment matter, and $8 million of Sidestep tradename asset impairment, partially offset by a $31 million reduction in the fair value of the atmos contingent consideration liability.

For fiscal year 2022, impairment and other charges included $58 million of impairment of long-lived assets and right-of-use assets and accelerated tenancy charges, $42 million of transformation consulting, $22 million of primarily severance costs related to a reorganization, $9 million of litigation costs related to an employment matter, $8 million of Sidestep tradename asset impairment, and $4 million of acquisition integration costs, partially offset by a $31 million reduction in the fair value of the atmos contingent consideration liability.

(2)

For the fourth quarter of 2023, other income / expense primarily consisted of a $478 million non-cash charge on minority investments and a $75 million charge related to the partial settlement of pension plan obligations. The adjustment related to the Company's minority investments was triggered by an assessment of impairment. During the fourth quarter, as part of efforts to reduce pension plan obligations, the Company transferred approximately $109 million of its U.S. Qualified pension plan registered assets and liabilities to an insurance company through the purchase of a group annuity contract, under which an insurance company is required to directly pay and administer pension payments to certain pension plan participants, or their designated beneficiaries. In connection with this transaction, the Company recorded a non-cash pretax settlement charge of $75 million. This settlement charge accelerated the recognition of previously unrecognized losses in “Accumulated Other Comprehensive Loss.” Additionally, fiscal year 2023 also included a $3 million gain from the sale of a North American corporate office property, a $3 million gain from the sale of the Singapore and Malaysian Foot Locker businesses to a license partner, and $2 million of the Company's share of losses related to equity method investments.

Other income / expense for the fourth quarter of 2022 consisted of a $9 million loss on the sale of the minority investment in Retailors, Ltd. Fiscal year 2022 also included a $53 million loss on the changes in fair value of the investment in Retailors, Ltd., partially offset by $1 million of dividend income from this investment, and the Company's share of income related to other equity method investments of $1 million. Additionally, the Company recognized a $19 million gain on the divestiture of the Team Sales business that occurred in the second quarter of 2022.

(3)

In the fourth quarter of 2022, the Company recorded a charge to discontinued operations of $4 million ($3 million after tax) related to the resolution of a legal matter of a business it formerly operated.

(4)

In the first quarter of 2023, the Company recorded a $4 million benefit related to income tax reserves due to a statute of limitations release. In the second quarter of 2022, the Company recorded a $5 million charge related to income tax reserves due to the resolution of a foreign tax settlement.

Sales by Banner

(unaudited)

Periods ended February 3, 2024 and January 28, 2023

(In millions)

	Fourth Quarter				Year-to-Date
	2023	2022	Constant Currencies	Comparable Sales	2023	2022	Constant Currencies	Comparable Sales
Foot Locker	$961	$893	7.5%	4.8%	$3,205	$3,304	(2.7)%	(2.3)%
Champs Sports	372	415	(10.4)	(10.4)	1,304	1,681	(22.2)	(20.4)
Kids Foot Locker	214	192	11.5	6.9	716	708	1.1	0.2
WSS	182	166	9.6	(6.1)	640	604	6.0	(6.8)
Other	—	15	n.m.	n.m.	1	126	n.m.	n.m.
North America	1,729	1,681	2.8	(0.7)	5,866	6,423	(8.5)	(8.7)
Foot Locker	495	455	5.1	0.3	1,697	1,628	1.0	(0.8)
Sidestep	—	25	n.m.	n.m.	26	94	n.m.	n.m.
EMEA	495	480	(0.4)	(1.0)	1,723	1,722	(3.1)	(2.1)
Foot Locker	106	122	(10.7)	0.6	387	414	(3.1)	4.7
atmos	50	51	3.9	(1.8)	178	188	0.5	(2.1)
Asia Pacific	156	173	(6.4)	(0.2)	565	602	(2.0)	2.6
Total	$2,380	$2,334	1.5%	(0.7)%	$8,154	$8,747	(7.0)%	(6.7)%

Condensed Consolidated Balance Sheets

(unaudited)

(In millions)

	February 3,	January 28,
	2024	2023
ASSETS

Current assets:
Cash and cash equivalents	$297	$536
Merchandise inventories	1,509	1,643
Other current assets	419	342
	2,225	2,521
Property and equipment, net	930	920
Operating lease right-of-use assets	2,188	2,443
Deferred taxes	114	90
Goodwill	768	785
Other intangible assets, net	399	426
Minority investments	152	630
Other assets	92	92
	$6,868	$7,907

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$366	$492
Accrued and other liabilities	428	568
Current portion of long-term debt and obligations under finance leases	5	6
Current portion of lease obligations	492	544
	1,291	1,610
Long-term debt and obligations under finance leases	442	446
Long-term lease obligations	2,004	2,230
Other liabilities	241	328
Total liabilities	3,978	4,614
Total shareholders' equity	2,890	3,293
	$6,868	$7,907

Condensed Consolidated Statement of Cash Flows

(unaudited)

(In millions)

($ in millions)	2023	2022
From operating activities:
Net income	$(330)	$341
Adjustments to reconcile net income to net cash from operating activities:
Non-cash impairment and other	40	67
Pension settlement charge	75	—
Fair value adjustments to minority investments	478	61
Fair value change in contingent consideration	(4)	(31)
Depreciation and amortization	199	208
Deferred income taxes	(136)	21
Share-based compensation expense	13	31
Gain on sales of businesses	(3)	(19)
Gain on sale of property	(3)	—
Change in assets and liabilities:		(397)
Merchandise inventories	120	(101)
Accounts payable	(122)	(1)
Accrued and other liabilities	(109)	—
Other, net	(127)	(7)
Net cash provided by operating activities	91	173
From investing activities:
Capital expenditures	(242)	(285)
Purchase of business, net of cash acquired	—	(14)
Minority investments	(2)	(5)
Proceeds from sales of businesses	16	47
Proceeds from minority investments	—	95
Proceeds from sale of property	6	—
Net cash used in investing activities	(222)	(162)
From financing activities:
Proceeds from the revolving credit facility	146	—
Repayment of the revolving credit facility	(146)	—
Purchase of treasury shares	—	(129)
Dividends paid on common stock	(113)	(150)
Payment of obligations under finance leases	(6)	(6)
Shares of common stock repurchased to satisfy tax withholding obligations	(10)	(1)
Treasury stock reissued under employee stock plan	4	3
Proceeds from exercise of stock options	5	6
Purchase of non-controlling interest	—	(2)
Net cash used in financing activities	(120)	(279)
Effect of exchange rate fluctuations on cash, cash equivalents, and restricted cash	3	—
Net change in cash, cash equivalents, and restricted cash	(248)	(268)
Cash, cash equivalents, and restricted cash at beginning of year	582	850
Cash, cash equivalents, and restricted cash at end of period	$334	$582

Store Count and Square Footage

(unaudited)

Store activity is as follows:

	January 28,			February 3,	Relocations/
	2023	Opened	Closed	2024	Remodels
Foot Locker U.S.	747	7	31	723	50
Foot Locker Canada	86	1	2	85	6
Champs Sports	486	1	83	404	14
Kids Foot Locker	394	11	15	390	23
WSS	115	28	2	141	—
Footaction	2	—	1	1	—
North America	1,830	48	134	1,744	93
Foot Locker Europe (1)	644	25	32	637	30
Sidestep	78	—	78	—	—
EMEA	722	25	110	637	30
Foot Locker Pacific	94	5	1	98	13
Foot Locker Asia	33	—	20	13	—
atmos	35	1	5	31	—
Asia Pacific	162	6	26	142	13
Total	2,714	79	270	2,523	136

Selling and gross square footage are as follows:

	January 28, 2023		February 3, 2024
(in thousands)	Selling	Gross	Selling	Gross
Foot Locker U.S.	2,362	4,044	2,401	4,080
Foot Locker Canada	249	412	259	426
Champs Sports	1,792	2,809	1,539	2,421
Kids Foot Locker	756	1,272	780	1,304
WSS	1,138	1,435	1,458	1,757
Footaction	6	11	3	6
North America	6,303	9,983	6,440	9,994
Foot Locker Europe (1)	1,147	2,363	1,208	2,470
Sidestep	97	186	—	—
EMEA	1,244	2,549	1,208	2,470
Foot Locker Pacific	213	325	243	366
Foot Locker Asia	126	233	52	98
atmos	37	63	28	48
Asia Pacific	376	621	323	512
Total	7,923	13,153	7,971	12,976

(1)  Includes 16 and 13 Kids Foot Locker stores, and the related square footage, operating in Europe for January 28, 2023 and February 3, 2024, respectively.